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                                                                   Exhibit 10.15


                             DATED FEBRUARY 1, 2002




                         (1) Q COMM INTERNATIONAL, INC.




                                 (2) WGR LIMITED




                     ---------------------------------------
                             DISTRIBUTION AGREEMENT




                                     LAYTONS
                                     -------

                     Bristol, London, Manchester and Surrey

                                Tel: 01483 407000
                                Fax: 01483 407084
                       Email: brian.bannister @laytons.com
                            Ref 6/1118528/14568.005/

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DATE:                               THE 1st DAY OF FEBRUARY 2002


PARTIES
-------

1. Q COMM INTERNATIONAL, Inc., a corporation organised under the laws of the state of Utah and having its principal place of business at 1145 South 1680 West, Orem, Utah 84058-4930 ("Q Comm") of the first part; and

2. WGR LIMITED, a limited liability company registered in England under number 04156629 and having its registered office at 1 Park Road, Hampton Wick, Surrey, KT1 4AS United Kingdom ("WGR") of the second part.

AGREEMENT
---------

In consideration of the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.         DEFINITION AND INTERPRETATION

           In this Agreement the words defined above shall have the meanings ascribed to them and the following words and expressions shall have the meanings shown:


"Business Day"                  any day between Monday and Friday inclusive, but
                                excluding statutory bank holidays in England and national holidays in the United States of America;

"Confidential
 Information"                   the substantive terms of this Agreement,
                                information or material about current or proposed products, pricing and marketing strategies, competitive or market analysis and data, statistics on product performance, customer lists and other information relating to a party's business plans and processes, business and marketing plans and strategies, non-public business and technology information, trade secrets, computer source code, any written materials marked as confidential. Confidential
                                Information does not include information that a party can prove: (a) is now or later becomes generally available to the public without fault of the party who received such information
                                ("Recipient") from the other party
                                ("Discloser"); (b) was rightfully in Recipient's possession prior to its disclosure by Discloser;
                                (c) is independently developed by Recipient without the use of any Confidential Information of Discloser; or (d) is obtained by Recipient without obligation of confidentiality from a third party who has the right to disclose it;

"Data Element"                  any unique combination of words, numerals,
                                codes, PINS or graphics (such unique combination shall be considered a whole Data Element) transmitted by Processing Services whether processed from WGR's data centre host computer or some other host computer to any one or group of specific POS Terminals and which, separately or together, represent the prepaid purchase of one specific Product;


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"Electronic Top-Up"             any method (other than by way of PINS) which
                                enables the automatic electronic re-charge of a pre-pay mobile phone;

"Encumbrance"                   a mortgage, charge, pledge, lien, option,
                                restriction, right of first refusal, right of pre-emption or other third party right or interest or claim or any other encumbrance or security interest of any kind or any other type of preferential arrangement having similar effect;

"Escrow Agreement"              an agreement either in the form annexed as
                                Schedule 2 or in another form reasonably agreed between the parties to reflect the release conditions specified in Clause 7, which Q Comm will enter into with its escrow agent;

"E-Voucher"                     any method which enables the electronic
                                generation of PINS for the recharge of a pre-pay mobile phone;

"Extended Services"             those post-termination rights granted to WGR as
                                specified in Clause 13.1;

"Extended Services
Period" a period of twelve (12) years commencing upon the date of termination of this Agreement pursuant to Clause 13 in which WGR is entitled to Extended Services;

"Operating Software"            Q Comm's proprietary software necessary to
                                operate and/or maintain the POS System and run the applications thereon (but excluding the software residing in the POS Terminals), together with all updates, enhancements and modifications thereof;

"Performance Period"            each of the consecutive periods, beginning
                                immediately at the end of the Trial Period, that WGR has within which to order a cumulative minimum number of POS Terminals pursuant to Clause 3.3, the first four being 6 months each and the remaining three being 12 months each;

"PINS" unique personal identification numbers used for validating payments by the bearers of such personal identification numbers;

"POS System"                    Q Comm's proprietary point-of-sale activation,
                                distribution and reporting system registered in the US under the name Qxpress(TM) (including any peripheral equipment provided by Q Comm or acquired by WGR for use in conjunction therewith) and the Processing Services provided by Q Comm to WGR, which permits a Retail Dealer to dispense Products at the point-of-sale, as the same may be developed or modified by Q Comm hereafter. References to the POS System shall include any competing or successor systems developed now or hereafter by Q Comm;


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"POS Terminal"                  a machine installed at a Retail Dealer's
                                Location to transmit and receive financial and other data to and from the POS System;

"Processing Services"           those Data Element management, dispensing and
                                reporting services to be provided by Q Comm (as the same are more particularly specified in
                                Schedule 3) to or on behalf of WGR in connection with the sale of Products by Retail Dealers using the POS System;

"Products"                      those prepaid cellular and non-cellular services
                                using E-Voucher or Electronic Top-Up, and whether delivered by any unique combination of words, numerals, codes, PINs, graphics or Electronic Top-Up which are available directly or indirectly to WGR from the networks, other
                                Products suppliers and Processing Services providers, including prepaid cellular and non-cellular telephone services;

"Retail Dealers"                retail sellers and other persons supplied by WGR
                                or any other member of WGR's Group with POS
                                Terminals;

"Retail Value"                  the price paid by the consumer for the Products
                                without any deduction for discounts and without any deduction of any value added tax included in such price;

"Service Provider"              either WGR, a member of WGR's Group or one or
                                more providers of third party services with whom WGR contracts to provide the Data Elements necessary for the Products to be issued through the POS System;

"Software Specifications"       has the meaning set forth in Clause 9.3.1;

"Systems Software"              together, the Operating Software and Terminal
                                Software;

"Transaction"                   The Retail Value of Products sold through the
                                POS System;

"Transaction Fees"              the fees payable by WGR pursuant to Clause 5;

"Terminal Software"             Q Comm's proprietary software residing on the
                                POS Terminals comprising the POS Terminal operating system necessary to activate the POS
                                Terminals and ancillary equipment and use the POS System, together with all updates, enhancements and modifications thereof;

"Term" the term of this Agreement, as defined in Clause 2.1, but not including any post-termination period during which the Extended Services are provided;


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"Territory"                     together and separately the geographical area
                                defined by the present external borders of those countries listed in Schedule 1; and

"Trial Period"                  The three month period that commences on the
                                first day of the calendar month following Q Comm having supplied the initial ten (10) POS
                                Terminals (including Terminal Software) to WGR and with the Operating Software installed, connected to such POS Terminals, and functional, and expiring at the close of business on the last day of the third calendar month from such date.

1.2 In this Agreement (except where the Agreement expressly otherwise provides or the context otherwise requires):

1.2.1 any reference to a Clause or Schedule is to the relevant clause or schedule of this Agreement and any reference to a Sub-Clause is to the relevant sub-clause of the Clause in which it appears;

1.2.2 clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

1.2.3         use of the singular includes the plural and vice versa;

1.2.4         use of any gender includes the other genders;

1.2.5 any reference to "persons" includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality);

1.2.6 references to a "party" shall mean the original parties to this Agreement and their successors-in-title and permitted assigns;

1.2.7 any undertaking by a party not to do an act or thing shall be deemed to include an obligation not to cause, permit or suffer such act or thing to be done by another person under the control (as the expression "control" is defined, as at the date hereof, in Section 840 of the Income and Corporation Taxes Act 1988), of that party or, as the case may be, under the control of another person over whom that party is able to exercise the relevant powers of prevention;

1.2.8 references to "agreement", "approval", "consent" or "authorisation" or words of similar effect, shall mean a consent or approval or authorisation given in advance in writing signed by or on behalf of the party whose consent or approval or authorisation is to be given and, unless the Agreement expressly requires otherwise, refers to a consent or approval or authorisation which may be given or withheld in the absolute discretion of that party and, if given, may be given on such terms as that party thinks fit;

1.2.9 any reference to an English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates in that jurisdiction to the English legal term;

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1.2.10        any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.11 where any period is prescribed in this Agreement as being "from", "after" or "following" a date or event, that period shall commence on the day following that date or event and shall end at close of business on the last day of the period so specified;

1.2.12 a reference to any time of day shall be a reference to GMT, and a reference to close of business on any date is, unless expressly provided otherwise, a reference to 5.00 p.m. on that date;

1.2.13 reference to writing includes any method of reproducing words on paper;

1.2.14 any reference to another document or any provisions of another document shall be construed as a reference to such document or provision as it is in force for the time being and as amended in accordance with its terms or, as the case may be, with the agreement of the relevant parties or the consent of a specified party;

1.2.15 the terms "holding company", "parent undertaking", "body corporate", "subsidiary" and "subsidiary undertaking" have the respective meanings set out in sections 736, 740 and 258 of the Companies Act 1985; "Group", in relation to a body corporate, means (i) that body corporate, (ii) any other body corporate which is its holding company or parent undertaking (iii) any other body corporate which is its subsidiary or subsidiary undertaking and
              (iv) any other body corporate which is a subsidiary or subsidiary undertaking of its holding company or parent undertaking;

1.2.16 any reference to a statute, statutory provision or subordinate legislation ("legislation") shall (except where the context otherwise requires) be construed as referring to such legislation as amended and in force from time to time and to any legislation which re-enacts or consolidates (with or without modification) any such legislation;

1.2.17 all amounts referred to in this Agreement shall be exclusive of US sales taxes, UK and European value added tax and other analogous taxes; and

1.2.18 performance by any member of WGR's Group of the obligations of WGR under this Agreement shall be deemed for all purposes to be performance by WGR; provided that WGR shall retain ultimate responsibility and liability for all actions and omissions of any member of WGR's Group in connection with their performance under this Agreement.


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2.       APPOINTMENT AND LICENSE AS EXCLUSIVE DISTRIBUTOR

2.1 Q Comm appoints WGR, and WGR hereby agrees to accept such appointment, as an exclusive distributor, subject to the provisions of Clause 3 herein, of the POS System, having the other rights set out in this Agreement, in the Territory for the period commencing on the date hereof and continuing thereafter for a minimum Term of sixty (60) months, unless this Agreement is earlier terminated (i) by not less than twelve (12) months notice given by either party at any time forty-eight (48) months or more from the first day of the first month of the first Performance Period or (ii) pursuant to the provisions of this Agreement.

2.2 Both parties shall use their respective best endeavours as to procure that the Trial Period commences within six (6) months of date of this Agreement.

2.3 This Agreement shall be effective only after its execution by authorised officers of Q Comm and WGR.

2.4 Q Comm grants to WGR the rights and license, as Q Comm's distributor in the Territory throughout the Term, to supply the POS System to Retail Dealers within the Territory only; provided, however, that such territorial restriction shall not prevent WGR from responding to unsolicited requests from individual customers outside the Territory. The foregoing includes a license to market, sublicense and distribute the Terminal Software, as pre-loaded by Q Comm or its designate on the POS Terminals, to Retail Dealers within the Territory. Such rights and licenses shall be exclusive for the period and to the extent set forth in Clause 3, and shall thereafter be non-exclusive. Each sale of a POS Terminal to a Retail Dealer shall be made pursuant to a fully executed, written agreement (the "Customer Agreement"), in a commercially reasonable form, licensing such Retail Dealer to use the POS Terminal and the Terminal Software, and containing terms at least as protective of and beneficial to Q Comm as the following:

      o The Customer Agreement shall state that the Systems Software is licensed, not sold, to the Retail Dealer.

      o The Customer Agreement shall state that the Retail Dealer is prohibited from copying, modifying, reverse engineering, decompiling or disassembling the Terminal Software or any other component of the POS Terminal or from using it for any purpose other than the authorized POS System except to the extent permitted by law notwithstanding this limitation.

      o The Customer Agreement shall contain terms reserving title to, and all intellectual property rights in, the POS System and the Terminal Software save as set out above.

2.5 WGR may exercise its distribution rights granted above, either personally, through members of the WGR Group or through third party distributors, resellers, dealers and sales representatives (collectively, "Distributors"). WGR shall require each Distributor to agree in writing that it will comply with the applicable restrictions of this Agreement, and shall ensure that all Distributors comply with such terms.

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2.6      Q Comm warrants the Operating Software in accordance with the terms of
         Clause 9.3 of this Agreement.

2.7 During the Term, Q Comm undertakes not to cease to operate the POS System or otherwise withdraw or restrict those Processing Services, support services and other ancillary services as specified in Schedule 3 made available to WGR, except pursuant to the terms and conditions of this Agreement.

2.8 If WGR elects to use the Licensed Marks and for so long as it continues to use the Licensed Marks, WGR agrees to use its reasonable endeavours to market and sell the POS System to Retail Dealers within the Territory. WGR shall refrain from making any representations, warranties or guarantees to any Distributors or third parties or the trade with respect to the specifications, features or capabilities of the Systems Software or the POS System that are deceptive, misleading or otherwise inconsistent with the Systems Software or the POS System. WGR covenants to the Q Comm that it will conduct business in a manner that reflects favourably at all times on Q Comm's products and services, and the good name, good will and reputation of Q Comm.

2.9 WGR shall not reproduce, copy, modify, localize, translate or create derivative works of any portion of the POS System or Systems Software, except with Q Comm's consent. WGR agrees not to reverse engineer, disassemble, decompile or otherwise attempt to derive source code, trade secrets, programming concepts or methods or Confidential Information from the Systems Software, except to the extent permitted by law notwithstanding this limitation. This Clause 2.9 will not apply if the Source Code is released to WGR pursuant to Clause 7. Any breach of this Clause 2.9 shall be deemed a material breach of this Agreement for the purposes of Clause 12.2.

2.10 Subject to the licenses and rights granted herein, the parties acknowledge that Q Comm owns all right, title and interest in and to the POS System and its technology and the Systems Software, including all intellectual property rights therein, all documentation related thereto, and the Licensed Marks (as defined in Clause 2.13), including all intellectual property rights therein. Nothing in the Agreement shall be construed to grant either party any rights in and to any software, technology, intellectual property or other property of the other, except as expressly provided herein. Q Comm reserves all rights not expressly granted herein.

2.11 Q Comm and WGR agree to use reasonable endeavours to assist in obtaining relevant intellectual property registration within the Territory.

2.12 Q Comm and WGR will use their respective best endeavours to get BABT approval to TBR 21 (or equivalent) in each country for the POS System. The costs shall be borne equally by Q Comm and WGR.


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2.13     Q Comm grants to WGR and to its authorized Distributors a nonexclusive, non-transferable license within the Territory, at WGR's option, to use the "Qxpress" mark and Q Comm's name (the "Licensed Marks"), in connection with WGR's authorized marketing and promotion of the POS System, subject to the following terms:

2.13.1 if WGR elects to use the Licensed Marks (rather than private-label the POS System), then marketing and sales literature relating to the POS System shall include the Licensed Marks in reasonably conspicuous type, as approved by Q Comm in advance of such use;

2.13.2 any use by WGR of the Licensed Marks shall be in compliance with Q Comm's trademark usage guidelines provided to WGR, as they may be reasonably modified by Q Comm from time to time, and appropriate legal standards. The initial or most prominent use of a Licensed Mark in all materials shall be followed by the appropriate trademark symbol ((R) or TM). Q Comm shall have the right to review and approve, prior to publication, any advertisements, marketing materials or other items developed by WGR that utilize a Licensed Mark. WGR agrees not to apply to register any Licensed Mark (or any word or combination of words that is confusingly similar to a Licensed Mark) either as a trademark, service mark, trade name, corporate name or domain name anywhere in the world, or use such Licensed Marks in any manner other than as expressly permitted by this Agreement. All goodwill accrued through use of the Licensed Marks by WGR shall inure to the benefit of Q Comm; and

2.13.3 if Q Comm decides to register a Licensed Mark, file this Agreement, or take any other similar actions in any country in the Territory, WGR will reasonably cooperate in such actions at Q Comm's own expense.

2.14 If Q Comm is approached by a third party interested in acquiring a country license inside the Territory, WGR will use reasonable endeavours in negotiating with Q Comm to facilitate such third party country license.

2.15. WGR shall not supply the POS System to Retail Dealers or customers in North and South America, provided that nothing herein shall preclude WGR from supplying the POS System to Retail Dealers or any customer, wherever located, who purchases the POS System with a view to their use within the territory of any Member State of the European Union.

2.16 The parties agree that WGR shall have a non-exclusive license under the terms of this Agreement for the country groups listed on Schedule 5 and that at such time that WGR has reached, in Q Comm's discretion, a satisfactory level of performance, such level to be discussed by the parties in good faith, Q Comm will discuss an exclusive distributorship for such country groups.

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3.       EXCLUSIVITY

3.1 During the Trial Period, the first Performance Period, and renewable for each subsequent Performance Period as set forth below (the "Exclusive Period"), subject to the terms of this Clause 3 and the remaining terms of this Agreement, Q Comm agrees to grant WGR the Exclusivity Rights (as defined below). If, at the end of any Performance Period, WGR is in material breach of this Agreement entitling Q Comm to terminate this Agreement pursuant to Clause 12, then Q Comm shall be entitled to serve a sixty (60) day notice pursuant to Clause 3.2. Further, if WGR has not met its minimum purchase requirements set forth in this Clause 3, Q Comm shall be entitled to serve a one (1) month's notice pursuant to Clause 3.2. WGR's exclusive rights during the Exclusive Period (the "Exclusivity Rights") shall be as follows: subject to the terms and conditions of this Agreement, Q Comm acknowledges and agrees that during the Exclusive Period it has no right to appoint other distributors or agents to sell or to market to retailers or other potential users of the POS System in any part of the Territory, and that Q Comm has no right to directly, or indirectly through any member of Q Comm's Group, to market the POS System to retailers or other potential users in any part of the Territory.

3.2 If, at the end of any Performance Period, WGR fails to meet its minimum purchase requirements described in Clause 3.3, Q Comm shall be entitled, forthwith upon giving WGR one (1) month's notice of such intent, to treat WGR's rights as a distributor under this Agreement, as non-exclusive within any country group in the Territory in which WGR has failed to meet its minimum purchase requirements for the applicable Performance Period. For the avoidance of doubt, this shall be the sole and exclusive remedy of Q Comm for such failure. If Q Comm believes that the Exclusive Period should not be renewed for any other reason (pursuant to Clause 3.1 for a material breach of this Agreement), Q Comm shall be entitled forthwith to treat WGR's rights as a distributor as non-exclusive within any country group in the Territory, upon giving WGR sixty (60) days written notice of termination of exclusivity, and an opportunity to cure the default or other reason for non-renewal during such notice period.

3.3 Minimum purchase requirements of POS Terminals. Upon the signing of this Agreement, WGR agrees to order and purchase ten (10) POS Terminals. WGR's minimum purchase requirements for each country group in the Territory, separately and cumulatively, during the Performance Periods shall be as set forth in Schedule 4. For the avoidance of doubt POS Terminals shall be deemed ordered for a particular country group provided that the relevant order specifies the number of POS Terminals that are assigned to that country group.

3.4 Subject to Clause 4.13, if WGR fails to meet any minimum purchase requirements for any country group in any Performance Period, but subsequently orders sufficient POS Terminals so as to meet the requisite cumulative purchase requirements of that country group before notice from Q Comm is served withdrawing WGR's exclusive rights for such country, then Q Comm shall be deemed to have waived the right to so vary WGR's rights in respect of that specific shortfall in the number of POS Terminals ordered.

3.5 Subject to Clause 14, upon termination of the Exclusive Period and the Exclusivity Rights pursuant to the terms of this Agreement, WGR acknowledges and agrees that Q Comm shall have the right to and may appoint other non-exclusive distributors or agents to sell or to market to retailers or other potential users of the POS System in any country where the rights of WGR have become non-exclusive, and that Q Comm shall have the right to market to retailers or other potential users of the POS System in any such country.

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3.6      All purchase orders placed by WGR at any time on or before close of business on the last day (whether or not a Business Day) of the relevant Performance Period shall be deemed to be validly placed, except a purchase order for which WGR has not, on or before that last day, paid in full the fifty per cent (50%) initial deposit of the purchase price (excluding any additional monies required for carriage and/or freight) required pursuant to Clause 4.5. For the avoidance of doubt, none of the monies remitted by WGR expressly in respect of POS Terminals may be applied by Q Comm in satisfaction of any other sum owed by WGR to Comm.

3.7 Additionally, if an unrelated third party purchases thirty-five percent (35%) or more of the publicly-traded shares in Q Comm, or all or substantially all of the assets of Q Comm, then Q Comm or its successor-in-interest shall have the right to terminate WGR's exclusive rights under this Agreement upon eighteen (18) months prior written notice. All other rights of WGR and Q Comm under this Agreement, including WGR's rights with respect to ongoing service and support, shall continue to survive as set forth herein. For purposes of clarity, under this Clause 3.7, WGR's exclusive rights shall terminate eighteen
         (18) months after Q Comm provides notice of such termination to WGR.

3.8 If Q Comm breaches the rights of WGR under this Agreement to exclusivity within the whole or any part of the Territory, then WGR may (without prejudice to any other right or remedy available to it) terminate this Agreement pursuant to the terms of Clause 12.

4.       ORDERS FOR POS TERMINALS AND PAYMENT

4.1 Q Comm shall sell the POS terminals with full legal and beneficial ownership free from all Encumbrances of whatever nature; provided that Q Comm shall retain full ownership of all intellectual property rights with respect to the POS Terminals and the Terminal Software and other technology contained therein and related thereto. Q Comm shall, forthwith upon receipt of the full amount of the fifty per cent (50%) deposit for any order, order the requisite number of POS Terminals (identifying such POS Terminals by their serial numbers). Title in each POS Terminal shall pass to WGR immediately upon receipt of the full payment therefor, and Q Comm shall take whatever steps are necessary at that time to vest title in WGR.

4.2 Subject always to receipt of the requisite fifty percent (50%) deposit, Q Comm shall deliver the relevant POS Terminals to a freight forwarder (who shall act as agent of WGR) located within the state of Utah as is nominated by WGR for the purpose of taking delivery. Q Comm shall give WGR no less than fourteen (14) days notice of any delivery. Risk of loss or damage in POS Terminals shall pass forthwith to WGR upon such authorised freight forwarder accepting delivery of the same. WGR shall be responsible and bear the costs of insurance and freight incurred in respect of the period after such acceptance.


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4.3      Notwithstanding that delivery of POS Terminals shall be deemed to take place in Utah, WGR shall have a period of fourteen (14) days from the date when the POS Terminals have been first received by or on behalf of WGR at any location in the Territory to inspect the POS Terminals and to reject such POS Terminals for reason of defect or other fault. WGR shall notify Q Comm on or before the next Business Day following the expiry of the acceptance period of those POS Terminals rejected for defect or other fault, giving serial numbers and a brief description of the defect or fault found. Without prejudice to its other remedies under this Agreement, WGR shall not have the right to reject any POS Terminals after the expiry of the fourteen (14) day period and WGR's failure to reject any POS Terminals during such fourteen (14) day period, shall be deemed WGR's acceptance of such POS Terminals. WGR shall only be entitled to reject those POS Terminals properly found to have defects or damage originating prior to delivery of such POS Terminals to WGR's authorized freight forwarder, and shall not have the right to reject an entire consignment of POS Terminals by reason of any proportion of POS Terminals in that consignment being defective.

4.4 The responsibility and costs of installation of POS Terminals with Retail Dealers and their subsequent maintenance and repair shall, except as expressly provided in this Agreement, be borne by WGR.

4.5 WGR shall pay to Q Comm a deposit of fifty percent (50%) of the purchase price of POS Terminals for which Q Comm has notified a delivery date pursuant to Clause 4.2 by no later than close of business four (4) Business Days prior to the notified delivery date. If Q Comm can only deliver the order in whole or part at a later date, then WGR shall be obliged to pay the requisite deposit (or proportion thereof) on or before the close of business on the fourth (4th) Business Day prior to the notified delivery date. Save as expressly provided in this Agreement, WGR shall not be entitled to reject a delivery by reason only that Q Comm is unable to deliver any or only some of the POS Terminals on the date specified by WGR in its order or that Q Comm is unable to deliver the POS Terminals ordered in a single consignment.

4.6 WGR shall be entitled to amend the requested delivery dates and quantities of any order at any time prior to close of business on the thirtieth (30th) Business Day prior to the requested delivery Date after which time such order shall be irrevocable and binding upon WGR.

4.7 Subject to the forecasting requirements set forth in Clause 4.8 below and the provisions of Clause 4.14, Q Comm undertakes to deliver POS Terminals ordered, in accordance with the procedures laid down in this Agreement, on the latest to occur of close of business on the delivery date specified in the relevant order by WGR (as the same may have been amended pursuant to Clause 4.6).

4.8 WGR shall provide Q Comm with a written non-binding six-month rolling forecast (the "Forecast") estimating the number of POS Terminals to be ordered by WGR during each month of such period, in order for Q Comm to order adequate units of POS Terminals from the manufacturer thereof. WGR shall update such Forecast on a monthly basis. Such Forecasts shall be binding upon WGR thirty (30) days prior to the beginning of the month forecasted. If WGR's actual orders exceed the number of units forecasted (at least thirty (30) days in advance) for any given month by twenty percent (20%) or more, Q Comm shall use reasonable endeavours to fill such excess orders, but WGR shall not be entitled to terminate this Agreement with respect to the non-delivery such excess number of units. Subject to the foregoing, and without prejudice to its other remedies under this Agreement, if in relation to any order Q Comm is unable to deliver all the POS Terminals so ordered within sixty (60) days of the due date for delivery, then (subject to the force majeure provisions set forth in Clause 11), WGR shall be entitled to terminate this Agreement.

4.9 Q Comm shall be entitled to invoice WGR for the remaining fifty percent (50%) of the purchase price of any POS Terminals (adjusted for any POS Terminals properly rejected by WGR pursuant to Clause 4.3) at any time on or after delivery to the freight forwarder.

4.10 WGR shall pay to Q Comm the remaining fifty percent (50%) within fourteen (14) days of the later to occur of (a) the POS Terminals having been first received by or on behalf of WGR at any location in the Territory and (b) the date of invoice therefor. If for whatever reason WGR does not pay in full by due date then Q Comm shall be entitled to serve a further notice, specifying the breach and requiring WGR to make good such default in full without set-off within a further fourteen (14) days of service of that notice. Such notice shall operate to make time of the essence and Q Comm shall have the right to terminate this Agreement forthwith should WGR fail to make payment in full on or before close of business on the fourteenth (14th) day after service of the notice. Interest shall accrue and be payable to Q Comm by WGR on any amounts fourteen (14) days past due at the rate of one and one-half per cent (1.5%) per month on the outstanding balance from time to time.

4.11 Q Comm warrants that POS Terminals will be complete and perform to specification, at the time of delivery. If any POS Terminal (other than a POS Terminal rejected as unfit for its particular purpose pursuant to Clause 4.3, to which this Clause 4.11 shall not apply) requires to be repaired due to manufacturing failure or defect, Q Comm shall provide replacement spare parts free of charge for a period of eighteen (18) months' from the date of purchase (i.e. the date when title passed to WGR) of such POS Terminal, but the cost of effecting any such repair shall be borne by WGR. Q Comm will provide an adequate float of terminal parts and WGR shall be required to return a defective part to Q Comm in order to receive a free replacement therefore. During the Extended Services Period Q Comm, upon request from WGR, shall continue to provide replacement parts to the float but Q Comm may charge WGR for any replacements and spare parts. The charges that Q Comm may levy for any particular type of part must be such that the aggregate charges for all the terminal parts that makes a complete terminal cannot exceed the total cost of the last single terminal delivered during the Term.

4.12 Subject to Clause 4.13, the prices payable by WGR over the whole Term for POS Terminals are as follows:

         Number of Units   Inc. Mag Swipe         Inc. Mag Swipe & media Display

         0-1,500           $378.00 per Terminal             $446.00 per Terminal
         Next 10,000       $315.00 per Terminal             $383.00 per Terminal
         Thereafter        $300.00 per Terminal             $358.00 per Terminal

4.13 The above prices are subject to upward change on not less than one hundred eighty (180) days' written notice from Q Comm to WGR. Q Comm shall only be entitled to impose price increases to the extent of any increase in costs and providing reasonable evidence of such increase to WGR. If the price increase is greater than a cumulative of five percent (5%) per annum then WGR shall have the right to postpone the next order (and all subsequent orders) whose delivery date falls after such price increase comes into effect until the earlier to occur of (i) pricing returning to that level above or (ii) the expiry of six (6) months after the delivery date of that order so postponed by WGR. The said period of suspension shall be added to the end of the Performance Period in which it occurs and all subsequent Performance Periods shall be deferred accordingly. Subject to the foregoing, WGR shall comply with its minimum purchase obligations under Clause 3.3 in order to maintain exclusivity. Q Comm undertakes to WGR that should it reduce the cost of POS Terminals that it charges generally to its other customers as a result of a reduction in its own production costs, then it will promptly notify WGR accordingly and reduce the prices charged to WGR to those same general levels for POS Terminals delivered after the price reductions first come into effect.

4.14 Q Comm undertakes to use reasonable endeavours to notify WGR within seven (7) days of receipt of the relevant order if it is not able to supply in compliance with any order placed by WGR and to specify therein its best estimate of the quantities and delivery dates that it can achieve so as to fulfil the order. If Q Comm so notifies WGR of any change in delivery dates and/or quantities, then WGR shall at its election (a) accept the revised delivery schedule proposed by Q Comm or
         (b) have the right to withdraw the order (subject always to WGR having to comply with its minimum purchase obligations in order to maintain exclusivity) and thereby be released from its obligation to be irrevocably bound by such order pursuant to Clause 4.6.

4.15 For avoidance of doubt, nothing in this Agreement requires WGR to buy POS Terminals exclusively from Q Comm.

5.       PRODUCTS AND TRANSACTION FEES

5.1 In respect of Products sold by Retail Dealers via the POS System, WGR shall pay to Q Comm a percentage of the Retail Value of all such transactions put through the POS System via all POS Terminals installed by WGR or its designate.

5.2 The percentage payable by WGR to Q Comm pursuant to Clause 5.1 shall be calculated as follows (all exchange rates shall comply with Clause 10.2 of the Agreement):

         Monthly Sales (Retail Value)         in Transaction Fee as a percentage
         Pounds Sterling                               (%) of Retail Value
              (less than) 4,000,000                           0.38%
            4,000,000 to  8,000,000                           0.35%
            8,000,001 to 12,000,000                           0.33%
           12,000,001 to 16,000,000                           0.30%
           16,000,001 to 20,000,000                           0.28%
           20,000,001 to 24,000,000                           0.25%
           24,000,001 to 28,000,000                           0.23%
           28,000,001 to 32,000,000                           0.20%
           32,000,001 to 36,000,000                           0.18%
                 36,000,001 +                                 0.15%

         For the avoidance of doubt, the relevant percentage shall apply to all transactions in the relevant month and not only to those transactions falling within the pounds sterling upper and lower limits.

5.3 The Retail Value of transactions shall be calculated on a calendar month basis and no adjustment shall be made to the above table for months of differing lengths.

5.4 Q Comm shall be entitled to invoice WGR for the Transaction Fees due in any calendar month on the first day after the end of the relevant calendar month.

5.5 WGR shall pay to Q Comm the full amount of the Transaction Fees invoiced by Q Comm (less any amount that Q Comm properly owes WGR under the terms of this Agreement) within fourteen (14) days of the date of the invoice therefor. If for whatever reason WGR does not pay in full by the due date, then Q Comm shall be entitled to serve a further notice, specifying the breach and requiring WGR to make good such default within a further fourteen (14) days of service of that notice. Such notice shall operate to make time of the essence and Q Comm shall have the right to terminate forthwith this Agreement should WGR fail to make payment in full of the full amount properly due to Q Comm in respect of the amount originally invoiced by Q Comm on or before close of business on the fifteenth (15th) day after service of the notice. Interest shall accrue and be payable to Q Comm by WGR on any amounts fourteen (14) days past due at the rate of one and one-half per cent (1.5%) per month on the outstanding balance from time to time.

6.       PROCESSING AND SUPPORT SERVICES TO BE PROVIDED BY Q COMM

6.1 At the beginning of the Trial Period, upon WGR's receipt of its initial order of ten (10) POS Terminals loaded with the Terminal Software, Q Comm shall deliver the necessary Operating Software to WGR and assist WGR in installing such Operating Software at its data centre. WGR is licensed to use the Operating Software solely for the purposes of operating the POS System. WGR shall not disclose, sell or otherwise transfer the Operating Software to any third party. WGR will supply Q Comm with space and connectivity to WGR's data centre(s) for Q Comm to install, at its expense, a transaction server and related Operating Software to manage the transactional data related to this Agreement. WGR shall also provide an outbound telephone connection for Q Comm's server. Q Comm will pay the telecommunications charges for such connection.

6.2 Q Comm shall throughout the Term provide to WGR free of charge those Processing Services, support services and other ancillary services as specified in Schedule 3.

7.       SOFTWARE ESCROW AGREEMENT

7.1 Within six (6) months hereof Q Comm shall procure that WGR has the benefit of the Escrow Agreement in relation to the Systems Software, permitting the escrow agent to release to WGR, pursuant to the terms of the Escrow Agreement, the up-to-date source code for the Systems Software, together with all necessary password/encryption details required to access the code (the "Source Code") if any of the following events occur (each a "Release Event"):

7.1.1 Q Comm files for liquidation or winding up or passes any resolution for the winding up of Q Comm, in each case without a permitted successor to this Agreement; or

7.1.2 any order be made, whether by any creditor or otherwise, for the liquidation or winding up of Q Comm, and such order is not dismissed within sixty (60) days of the date of entry thereof.

7.2 The Escrow Agreement will contain, inter alia, provisions for arbitration in the event that WGR requests release of the Source Code and Q Comm objects to the request, provisions relating to the preservation of the security and confidentiality of the Source Code and provisions recognizing Q Comm's ownership of the Source Code and all rights therein.

7.3 In the event of release of the Source Code, WGR shall be granted a limited license, for the remainder of the Term and (if applicable) the Extended Services Period, to use the Source Code solely to correct programming errors in the Systems Software and to maintain the POS System for Retail Dealers to the extent permitted by this Agreement, to the exclusion of any other right and purpose. WGR shall have no right to sub-license the Source Code to others. Any prohibitions, restrictions and limitations under this Agreement applicable to the Systems Software also apply to the Source Code.

7.4 WGR recognizes and agrees that the Source Code is the valuable proprietary and confidential information of Q Comm. WGR agrees to hold same in confidence and to preserve its confidentiality in the event that it shall be entitled to use the Source Code. The WGR further agrees not to disclose the Source Code to any third party save only under conditions of confidentiality and by a written agreement so as to enable the third party to correct programming errors in the Systems Software and to maintain the POS System for Retail Dealers to the extent permitted by this Agreement.

7.5 WGR agrees that in the event it obtains access to the Source Code pursuant to the Escrow Agreement, it will take all necessary steps to prevent unauthorized disclosure of the Source Code.

7.6 At the end of the Term or (if applicable) the Extended Services Period, after WGR has obtained Source Code pursuant to the terms hereof, WGR will return to Q Comm or its successor or assigns the Source Code.

7.7 WGR shall be liable to Q Comm for all direct and indirect, consequential, special and incidental damages resulting from any unauthorized disclosure of the Source Code by the WGR or any person for whom it is at law responsible. To the extent, if any, that this provision conflicts with the provision of any other agreement, this provision shall prevail.

7.8 For certainty, except to the extent specifically identified in the Escrow Agreement, neither WGR nor any third party shall be entitled to Source Code. Ownership of the Source Code and all rights therein remain with Q Comm at all times.

7.9 The release of the Source Code to WGR shall in no way impair Q Comm's right to receive license fees in connection therewith, or the rights of Q Comm's creditors, assigns or successors in interest.

7.10 In the event that such terms are varied or a new Escrow Agreement is entered into with a mutually acceptable replacement escrow agent, then Q Comm shall procure that WGR has the benefit thereof within thirty (30) days thereof. WGR agrees to pay the annual registration fees payable to any such Escrow Agent so as to enable WGR to be a beneficiary under the terms of the Escrow Agreement.

8.       WGR REPRESENTATIONS AND WARRANTIES

         WGR represents and warrants to Q Comm as follows:

8.1 that it has the power and authority to perform its obligations under this Agreement, and such performance will not breach any separate agreement by which WGR is bound;

8.2 that it will comply with the laws, rules and regulations of all applicable countries in connection with its distribution of the POS System, including all applicable export laws and controls;

8.3 that it will not make any representations or claims about Q Comm or the POS System except those contained in Q Comm's promotional literature or specifically authorized in writing by Q Comm; and

8.4 that neither it nor any member of its Group is in breach, as at the date of this Agreement, of any binding contractual arrangement with LDC Direct, Ltd. Co.

9.       Q COMM REPRESENTATIONS AND WARRANTIES

         Q Comm represents and warrants to WGR as follows:

9.1 that it has the power and authority to perform its obligations under this Agreement, and such performance will not breach any separate agreement by which Q Comm is bound;

9.2 that the specification to be provided by Q Comm to WGR for equipment to be purchased by WGR to operate its own POS System data centres shall be complete and accurate in all material respects and will enable WGR to operate the POS System substantially in the manner contemplated by the System Specification with the minimum number of POS Terminals necessary for WGR to maintain its exclusivity in the Territory;

9.3 that for a period of eighteen (18) months after the date of this Agreement, the Systems Software, if properly used by WGR and the Retail Dealers, shall provide in all material respects, the facilities and functions described in the product description of the Systems Software and the operating manuals and other literature provided by the Q Comm to WGR at the date of this Agreement, as the same are annexed to this Agreement for the purposes of identification (the "Software Specifications"); provided, however, that the warranty shall not apply in the event the Systems Software is modified or altered in any manner other than by Q Comm or used with any hardware or POS Terminal not provided by or certified by Q Comm; and

9.4 that any subsequent modifications to the Systems Software will not materially reduce the facilities and functions of the original Software Specifications.

9.5 If Q Comm breaches any of the representations and warranties set forth in Clauses 9.2, 9.3 and 9.4 at any time during the Term, then WGR shall notify Q Comm of the breach, giving reasonable details of the nature of the breach and requiring Q Comm to remedy the same in full within sixty
         (60) days of service of that notice. Such notice shall operate to make time of the essence and WGR shall have the right to terminate this Agreement should Q Comm fail to make good all the breaches on or before close of business on the sixtieth (60th) day after service of the notice.

9.6 EXCEPT FOR THE WARRANTIES SET FORTH IN CLAUSES 4 AND 9, THE POS SYSTEM, THE POS TERMINAL AND THE SYSTEMS SOFTWARE ARE PROVIDED ON AN "AS IS" BASIS. Q COMM DOES NOT WARRANT THAT ITS PRODUCTS OR SERVICES WILL BE ERROR FREE OR UNINTERRUPTED, OR THAT ALL NON-CONFORMITIES CAN OR WILL BE CORRECTED. Q COMM EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES, CONDITIONS AND REPRESENTATIONS OF FITNESS FOR ANY PARTICULAR PURPOSE OR INTENDED USE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, AND MERCHANTABILITY.

9.7 IN NO EVENT SHALL Q COMM BE LIABLE TO WGR OR TO ANY THIRD PARTY FOR ANY DAMAGES WHICH OCCUR AT ANY TIME AFTER THE DATE OF THIS AGREEMENT THROUGH THE LAST DAY OF THE TRIAL PERIOD AND ARISE OUT OF THE INSTALLATION OF THE POS SYSTEM, THE SYSTEMS SOFTWARE OR Q COMM"S SERVICES RELATED THERETO. WGR AGREES TO INDEMNIFY Q COMM FOR ANY CLAIMS AND DAMAGES ARISING OUT OF WGR'S FAILURE TO PROVIDE Q COMM'S DISCLAIMERS OF WARRANTIES AND LIABILITIES UNDER THIS AGREEMENT (OR DISCLAIMERS OF WARRANTIES AND LIABILITIES NO LESS PROTECTIVE OF Q COMM THAN THE DISCLAIMERS UNDER THIS AGREEMENT) TO DISTRIBUTORS, CUSTOMERS OR OTHER THIRD PARTIES.

9.8 SUBJECT TO CLAUSE 9.9, IN NO EVENT SHALL Q COMM BE LIABLE TO WGR OR TO ANY THIRD PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES ARISING OUT OF THE POS SYSTEM, THE SYSTEMS SOFTWARE OR Q COMM'S SERVICES, INCLUDING LOST PROFITS AND LOST DATA, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING NEGLEGENCE AND STRICT PRODUCT LIABLITY) AND IRRESPECTIVE OF WHETHER Q COMM HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. SUBJECT THERETO, IN RELATION TO CLAIMS OR DAMAGES ARISING IN THE PERIOD PRIOR TO THE COMMENCEMENT OF THE SECOND PERFORMANCE PERIOD, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF Q COMM FOR ANY CLAIMS OR DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE TOTAL OF THE AMOUNTS PAID TO Q COMM BY WGR IN THE PERIOD IMMEDIATELY PRECEDING THE EVENT WHICH GAVE RISE TO THE CLAIM. IN RESPECT OF CLAIMS OR DAMAGES ARISING IN THE SECOND PERFORMANCE PERIOD AND THEREAFTER, IN NO EVENT SHALL THE AGGREGATE LIABILITY OF Q COMM FOR ANY CLAIMS OR DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT EXCEED THE TOTAL OF THE TRANSACTION FEES PAID TO Q COMM BY WGR (GROSSED UP BY THE AMOUNT OF ANY SUMS PROPERLY DEDUCTED FROM SUCH PAYMENTS BY WGR BY WAY OF SET-OFF IN ACCORDANCE WITH TERMS OF THIS AGREEMENT) IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT WHICH GAVE RISE TO THE CLAIM.

9.9 NONE OF THE LIMITATIONS SET FORTH IN CLAUSE 9.8 SHALL APPLY IN RELATION TO ANY LOSS OR DAMAGE SUFFERED BY WGR BY REASON OF Q COMM BREACHING THE RIGHTS OF WGR UNDER THIS AGREEMENT TO EXCLUSIVITY WITHIN THE WHOLE OR ANY PART OF THE TERRITORY.

9.10 For the avoidance of doubt the parties agree that nothing contained in this Agreement shall apply so as to restrict liability for death or personal injury resulting from the negligence or willful misconduct of either party.

10.      PAYMENTS

10.1 All payments by WGR to Q Comm shall be made via wire transfer, in United States dollars and deemed made upon receipt into the account by Q Comm on the relevant invoice. Q Comm may nominate, by notice given to WGR in accordance with this Clause 10, another account. Any such nomination shall take effect 5 (five) Business Days after it is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

10.2 If any payments to Q Comm hereunder require the conversion of British Pound Sterling to U.S. dollars, the parties agree that the exchange rate shall mean the number of U.S. dollars payable in exchange for one British Pound Sterling as such rate is quoted in Barclays Bank plc on the due date for any payment under this Agreement; provided, however, that if such due date for payment occurs on a day on which the Barclays Bank plc exchange rate is not published, the rate appearing on the next Business Day (excepting U.S. national holidays) shall apply. If the aforementioned exchange rate decreases below the rate of U.S. $1.20 per one British Pound Sterling, at Q Comm's discretion, the parties may renegotiate the pricing of the Agreement. If the United Kingdom joins EMU (Economic and Monetary Union) during the Term of this Agreement, the British Pound Sterling will eventually be replaced by the Euro. A fixed rate of exchange between the Pound Sterling and the Euro will be mutually agreed. This conversion rate will be used to convert all Pound Sterling amounts referred on in the Agreement into Euros.

11.      FORCE MAJEURE

11.1 If either party shall be prevented from or delayed in performing any of its obligations under this Agreement as a result (direct or indirect) of force majeure, the affected party shall immediately notify the other party and shall use its reasonable endeavours to minimise the effect of the "force majeure", provided that this shall not require the affected party to settle strikes, lock-outs or other industrial disputes on terms contrary to its wishes. In the event of force majeure, the obligations of the party giving the notice will be suspended so far as it is affected by the force majeure.

11.2 For the purposes of this Agreement, "force majeure" shall include events and/or circumstances outside the reasonable control of the affected party, including acts or restraints of government, war, civil war, riot, terrorism, civil disturbance, strike, lock-out or other industrial dispute, shortened hours of labour, accident, epidemic, cellular and/or telephone network failure, stoppage of or interference with transport facilities or non-supplies or irregular supplies of raw or auxiliary materials or energy. The other party may require the affected party to produce evidence of the force majeure event.

11.3 Contract fulfilment will be resumed as soon as force majeure has ceased.

11.4 The affected party will not be liable for delay or non-fulfilment of this Agreement resulting (directly or indirectly) from force majeure.

11.5 If the force majeure continues for more than three (3) months, the other party may terminate this Agreement by notice in writing to the affected party having immediate effect. If it does not exercise this right within seven (7) Business Days of the end of the three (3) month period, the affected party may at any time set an appropriate time limit in which this Agreement may be terminated by either party if the force majeure continues.

12.      TERMINATION

12.1 Upon written notice to Q Comm within fifteen (15) days of the end of the Trial Period, WGR may terminate this Agreement, without any further liability of either party to the other, if WGR reasonably believes, upon review of the POS System, that it will not be able to adequately market the POS System within the Territory, sufficient to meet its cumulative minimum purchase obligations hereunder.

12.2 In addition to the termination rights specifically provided elsewhere in this Agreement, and except to the extent specifically modified by other terms of this Agreement, either party may terminate this Agreement if the other party commits a material breach of this Agreement (except as modified by Clause 16.5) and fails to cure such breach within sixty (60) days after the receipt of written notice of such breach (except for breaches by a party of its confidentiality obligations under this Agreement relating to Source Code, for which the period will be ten (10) days after receipt by the breaching party of written notice of such breach).

12.3 In addition to other rights of termination under this Agreement, either party may (without prejudice to any other right or remedy available to it), to the extent permitted by law, terminate this Agreement at any time by notice to the other party, having immediate effect if the other party shall file a petition for administration (in the case of WGR) or (in the case of Q Comm) commence a case under Title 11 of the US Code (the Bankruptcy Reform Act of 1978) or file for liquidation or winding up or if any resolution shall be passed for the winding up of the other party or any order be made whether by any creditor or otherwise for the liquidation or winding up of the other party.

12.4 Upon the expiration or termination of this Agreement, howsoever arising:

12.4.1 any money due from one party to the other shall become immediately due and payable, with the right to set-off any sums properly due to it from the other , provided that if WGR is entitled to Extended Services pursuant to Clause 13, payment therefor will be due on the normal due dates;

12.4.2 Either party may at the end of the Term forthwith give written notification to the trade, in a form approved in advance by the other party, that WGR has ceased to act as the distributor in respect of the POS System within the Territory, provided that such approval not be unreasonably withheld or delayed;

12.4.3 Each party shall return to the other party or destroy all Confidential Information of the other party, and WGR shall cease all use of Q Comm's Licensed Marks;

12.4.4        It is agreed that Clauses 1, 2.10, 8, 9, 10, 12.4, 13, 14.2, 14.4,
              15, 16, 17, 18 and 20 shall survive termination of this Agreement, except that if the Extended Service Period applies, the Clauses referenced in Section 13.2 shall survive termination.

12.5 Any termination of this Agreement (howsoever occasioned) shall not affect any accrued rights or liabilities of any party nor shall it affect the coming into force or the continuance in force of any provision hereof which is expressly or by implication intended to come into or continue in force on or after such termination.

12.6 Upon termination of this Agreement, WGR shall have no further right to distribute or use the POS System and all licenses hereunder shall cease, except as expressly provided for by this Agreement.

13.      EXTENDED SERVICES

13.1 Effective immediately upon termination of this Agreement for any reason other than due to a material breach of this Agreement by WGR or pursuant to Clauses 12.1 or 12.2, the following shall apply post-termination, during the Extended Services Period:

13.1.1 Q Comm hereby grants to WGR, a non-exclusive license to supply the POS System to Retail Dealers within the Territory, including the right to market, sublicense and distribute the Terminal Software, as pre-loaded by Q Comm or its designate on the POS Terminals; provided, however, such supply and distribution by WGR shall be limited, subject to Clause 13.1.3, only to any POS Terminals purchased or ordered by WGR immediately prior to the date of termination or expiry. Notwithstanding any provision in this Agreement to the contrary including Clause 13.1.5, nothing in this Clause 13.1.1 shall oblige Q Comm to provide modifications, enhancements, upgrades or updates to, or maintain, modify or enhance the System Software at any time after this licence has come into effect;

13.1.2 WGR shall continue to pay Q Comm the required Transaction Fees in respect of Transactions processed on the POS System after termination of this Agreement pursuant to the terms of Clause 5 where the Agreement has terminated pursuant to a notice served by WGR pursuant to Clause 2.1 but in all other circumstances no Transaction Fees shall be payable and the aforesaid license shall be royalty-free;

13.1.3 WGR may continue to purchase from Q Comm additional POS Terminals for Retail Dealers who were existing WGR customers as of the date of termination, but otherwise shall not be entitled to order any further POS Terminals from Q Comm; and

13.1.4 Subject to Clause 13.1.1, WGR shall be entitled to relocate its POS Terminals or to appoint further or substitute Retail Dealers to sell Products via those POS Terminals.

13.1.5 WGR shall continue to maintain and support the Retail Dealers using the POS System and, subject to (i) acceptance by Q Comm as to the price it may charge therefor and (ii) the required Transaction Fees are being paid to Q Comm in accordance with Clause 13.1.2, Q Comm shall continue to provide support services and other ancillary services as specified in Schedule 3 to WGR.

13.1.6 For the avoidance of doubt, where Transaction Fees are payable WGR shall be under no implied obligation to process Products through the POS Terminals throughout the twelve (12) year period of the Extended Services Period and the right of Q Comm to Transaction Fees shall be limited to Transaction Fees in respect only of such Products as are sold via the POS System and/or the Operating Software at any time and from time to time during that period.

13.2 For purposes of this Clause 13 only, Clause 1, the Customer Agreement requirements in Clause 2.4, Clauses 2.5, 2.9, 2.10, 2.15, 2.16, 4.1,
         4.2, 4.3 4.4, 4.5, 4.9. 4.10, 4.11, 4.15, 5, 6.1, 8, 9.1, 9.6, 9.7,
         9.8, 9.9, 10, 12.4.3, 12.4.4, 13, 14.2, 14.4, 15, 16, 17, 18, 19 and 20
         shall survive termination of the Agreement.

13.3 The parties may mutually agree to terminate the Extended Services Period of the Agreement. Either party may terminate the Extended Services Period of the Agreement and the obligations and responsibilities of the parties related thereto set forth in this Clause 13, if the other party commits a material breach of such obligations and fails to cure such breach within sixty (60) days after the receipt of written notice of such breach (except for breaches by a party of its confidentiality obligations relating to Source Code set forth in Clause 16 of the Agreement, for which the period will be ten
         (10) days after receipt by the breaching party of written notice of such breach). Upon such termination WGR's rights and licenses granted hereunder and as set forth in the applicable provisions of the Agreement shall immediately cease. At the time of termination of the Extended Services Period, pursuant to this Clause 13.3, the Clauses listed in Section 12.4.4 of the Agreement (except Clause 13) shall survive such termination.

14.      NON-SOLICITATION

14.1 Except as expressly permitted by this Agreement, Q Comm undertakes not to, directly or indirectly during the Term, supply POS Terminals or otherwise make available the POS System to Retail Dealers who, to Q Comm's knowledge are still under contract with either WGR or any member of the WGR Group.

14.2 Except as expressly permitted by this Agreement, for a period of eighteen (18) months after the end of the Term Q Comm undertakes not to (and shall use reasonable endeavours to procure that its authorised distributors shall not) directly or indirectly solicit any Retail Dealers who are, to Q Comm's knowledge, under contract during that period with either WGR or any member of the WGR Group to supply them with POS Terminals or otherwise make available to them the POS System, provided that this restriction shall not prevent either Q Comm or any of its authorised distributors after the end of the Term from supplying POS Terminals to Retail Dealers who are under contract with either WGR or any member of the WGR Group in response to unsolicited requests.

14.3 Nothing in this Agreement shall either directly or indirectly prevent or restrict Q Comm from supplying end-users, independent retailers or service providers, including Retail Dealers, with any spare parts relating to the POS Terminals.

14.4 Unless otherwise expressly agreed to in writing, neither party shall, directly or through any member of its Group, solicit for employment or hire (as an employee, consultant or otherwise) any person employed by the other party or retained by the other party as a consultant at any time when such person is employed or engaged by such other party or during the six (6) months after such employment or engagement ends. This provision will remain in effect during the Term and for a period of one (1) year after expiration or termination of this Agreement.

15.      NOTICES

15.1 Any notice, request or other communication given in connection with this Agreement shall be in writing and may be delivered by hand, or sent by facsimile, or by post, pre-paid recorded delivery or special delivery post within the United Kingdom (or prepaid international recorded mail if sent outside the United Kingdom), to the address of the relevant party set out below.

15.2 The persons authorised to receive notices and the addresses and facsimile numbers for the purposes of this clause 11 are as follows:

             To Q Comm:

                Person:          Stephen Flaherty
                Address:         1145 South 1680 West. Orem, UTAH 84058-4930

                Facsimile:       001 801 2229555


                To WGR:

                Person:          Peter Holmes

                Address: 12-50 Kingsgate Road, Kingston, Surrey KT2 5AA United Kingdom

                Facsimile:       044 208 408 5411

15.3 The parties may nominate, by notice given to the other in accordance with this Clause 15, another person, address or facsimile number for the receipt of notices or copy notices. Any such nomination shall take effect 5 (five) Business Days after it is received or (if later) on the date (if any) specified in the notice as the date on which the change is to take place.

15.4 Any such notice, request or other communication pursuant to this Agreement shall be deemed to have been received:

15.4.1 if delivered by hand before 5.00 p.m. on any Business Day, at the time of delivery, and otherwise at 10.00 a.m. on the next Business Day;

15.4.2 if sent by prepaid recorded or special delivery post or prepaid international recorded airmail, at the time of delivery;

15.4.3 if sent by post (other than by prepaid recorded or special delivery post), two (2) Business Days from the date of posting; and

15.4.4. if sent by facsimile, two hours after transmission if sent before 3:30 p.m. on a Business Day, and otherwise at 10.00 a.m. on the next Business Day.

15.5 In proving the service of the same, it will be sufficient to prove that the envelope containing such notice was addressed to the address of the relevant party set out in this clause and delivered either to that address or into the custody of the postal authorities as a prepaid recorded or special delivery or international recorded airmail letter, or in the case of a facsimile, that such facsimile was duly despatched to the facsimile number of the addressee.

15.6 Notice given under this Agreement shall not be validly served if sent by email.

16.      CONFIDENTIALITY

16.1 Each party (as Recipient of Confidential Information from the other party, as Discloser) agrees that it shall not disclose to any person or use for any purpose, except as expressly permitted by this Agreement, any Confidential Information of Discloser. Recipient may disclose Confidential Information only to its employees, independent contractors and advisors who need to know such information, and who are bound to keep such information confidential. Recipient shall give Discloser's Confidential Information at least the same level of protection as it gives its own Confidential Information of similar nature, but not less than a reasonable level of protection. Recipient shall maintain Confidential Information in a safe and secure place and shall not copy Confidential Information except to the extent necessary for the purposes of this Agreement. All confidentiality obligations shall survive until five (5) years after termination of this Agreement.

16.2 In addition to the exclusions set forth in Clause 16.1, a disclosure of Confidential Information that (i) is required to be disclosed by law or judicial order (provided that prior written notice of such required disclosure is given to Discloser as soon as practicable in order to give Discloser the chance to object to the disclosure or to seek a protective order), or (ii) is necessary to establish the rights of either party hereunder, shall not be considered to be a breach of this Agreement.

16.3 Each party agrees that money damages would not be a sufficient remedy for any breach of the obligations herein and that the disclosing party shall be entitled to specific injunctive relief as a remedy for any such breach. Such remedy shall not be deemed to be the exclusive remedy for the breach of obligations herein but shall be in addition to all other available legal or equitable remedies.

16.4 Each party has the right to review and approve, prior to publication, the content of any press releases or public communications issued by the other party relating to this Agreement. Approval shall not be unreasonably withheld or delayed beyond three (3) Business Days from receipt of finished copy, or an otherwise mutually agreed upon time. The parties agree to reasonably cooperate with each other in providing appropriate quotes and other requested information for press releases. No party shall otherwise make (and the parties shall use all reasonable endeavours to each procure that no person connected with them shall make) an announcement of any kind about this Agreement or the transactions contemplated in it or any ancillary matter before, save and to extent as may be required by law or the rules of any competent regulatory authority.

16.5 To the extent permissible by law, each party hereby agrees, without prejudice to its other rights and remedies at law, to waive its right to terminate this Agreement by reason only of a breach of this Clause 16, or to rely on any such breach, when taken in conjunction with any breach of another provision of this Agreement, as forming part of any course of conduct amounting to a material breach of this Agreement, entitling that party to terminate this Agreement, provided always that nothing in this Clause 16.5 shall preclude the right of a party to terminate pursuant to Clause 12.2 by reason of a breach by the other party of its confidentiality obligations under this Agreement relating to Source Code.

17.      THIRD PARTY RIGHTS

         No person, other than a person who is a party to this Agreement, has any rights under the Contracts (Rights of Third Parties) Act 1999 or (to the extent permitted by law) under any analogous law of the State of Utah, to rely upon or enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

18.      GENERAL

18.1 Each provision of this Agreement is severable and distinct from the others. The parties intend that every such provision shall be and remain valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement shall be held to be illegal or unenforceable by a court or authority of competent jurisdiction, such provision(s) shall be modified, if possible, to the minimum extent necessary to make it valid and enforceable, or if it cannot be so modified, then severed, and the enforceability of the remainder of this Agreement shall not be affected.

18.2 Neither a single or partial exercise or temporary or partial waiver by any of the parties of any right, nor the failure by that party to exercise in whole or in part the right or to insist on the strict performance of any provisions of this Agreement, nor the discontinuance, abandonment or adverse determination of any proceedings taken by that party to enforce any rights or any such provisions shall (except for the period or to the extent covered by such temporary or partial waiver) operate as a waiver of, or preclude any exercise or enforcement or (as the case may be) further or other exercise or enforcement by that party of, that or any other right or provision. The giving by a party of any consent to any act which by the terms of this Agreement requires such consent shall not prejudice the right of that party to withhold or give consent to the doing of any similar act in the future.

18.3 This Agreement may be entered into in any number of counterparts but, taken together, shall constitute one instrument.

18.4 The parties shall not be entitled, save as otherwise permitted in this Agreement, to set off any sums which it owes to another party against any sums payable to it by the other party.

18.5 Each party to this Agreement shall pay its own costs of and incidental to this Agreement and the sale and purchase agreed to be made.

18.6 This Agreement (together with any schedules and attachments hereto and any documents referred to herein) constitutes the whole agreement between the parties hereto relating to its subject matter, to the entire exclusion of any heads of agreement, memoranda or other agreement or understanding of any kind between the parties preceding the date of this Agreement and in any way related to the subject matter hereof, and no variations hereof shall be effective unless made in writing and signed by the relevant parties.

18.7 The parties are independent contractors, and this Agreement shall not be construed to create any agency, franchise or partnership between the parties. Neither party has the authority to bind the other or to incur any liability or otherwise act on behalf of the other.

18.8 WGR acknowledges that Q Comm is subject to certain United States laws, including but not limited to the Foreign Corrupt Practices Act of 1977 and any amendments thereto, which apply to activities carried out on Q Comm's behalf outside the United States. Subject to prior notification by Q Comm, WGR agrees neither to take nor omit to take any action if such act or omission might cause Q Comm to be in violation of any such laws, and where pursuant to this undertaking WGR is required to take any action or to cease or amend its conduct or business practices, it shall be granted a reasonable time within which to comply, having regard to all the circumstances, including the cost to WGR of compliance.

19.      ASSIGNMENT

         This Agreement shall be binding upon and enure for the benefit of each party's successors and personal representatives (as the case may be) and, save as expressly permitted in this Agreement, none of the rights of the parties under this Agreement may be assigned or transferred without consent of the other party, which shall not be unreasonably withheld. However, a party may assign this Agreement to a subsidiary, affiliate or other related entity, or to a third party in connection with the acquisition of assets or stock of the assigning party by such third party, upon written notice to the other party, provided that the assignee accepts all of the assignor's ongoing duties and obligations under this Agreement jointly and severally with the original party to this Agreement whose rights are being assigned.

20.      GOVERNING LAW AND JURISDICTION


20.1 The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the laws of England and Wales

20.2 Each party irrevocably agrees to submit to the non-exclusive jurisdiction of the courts of England and Wales

20.3 Each party irrevocably consents to any process in any legal action or proceedings arising out of or in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by the laws of the country in which service is to be effected.

20.5 In the event of any dispute before any court of competent jurisdiction in the United States of America, the prevailing party shall be entitled to recover from the non-prevailing party all attorneys' fees and costs incurred by the prevailing party in connection with such dispute, regardless of whether such dispute results in the filing of a lawsuit.

20.6 The parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply in any respect to this Agreement or the parties hereto.


         This Agreement has been executed on the date set out on page 1.

Q COMM INTERNATIONAL, INC.

By: /s/ Stephen Flaherty
   -----------------------------------------
           Signature

Name: Stephen Flaherty
     ---------------------------------------

Title: President
      --------------------------------------



WGR LIMITED


By: /s/ Peter Holmes
   -----------------------------------------
           Signature

Name: Peter Holmes
     ---------------------------------------

Title: Chairman
      --------------------------------------

                                   SCHEDULE 1

                         - Territory by Country & Region

Country                                              Group
1. The United Kingdom                                A
2. Ireland                                           A
3. Spain                                             B
4. Portugal                                          B
5. France                                            C
6. Switzerland                                       C
7. Italy                                             D
8. Malta                                             D
9. Germany                                           E
10. Austria                                          E
11. Belgium                                          F
12. Holland                                          F
13. Luxembourg                                       F
14. Czech Republic                                   H
15. Greece                                           H
16. Poland                                           H

                                   SCHEDULE 2

                         - Pro-forma Escrow Agreement -

                          [TO BE ADDED WHEN COMPLETED]

                                   SCHEDULE 3

                        - Processing and other Services -

1.       Processing Services:

                                   QXPRESS 200


                                 System Overview

The QXPRESS 200 terminal, in concert with the Q Comm Data Center, is designed to initiate, print and process transactions for various prepaid services. This combination of remote terminal (Qxpress) and host computer (Q Comm Data Center) provides Merchants, Brokers and Carriers a network that facilitates the promotion, sale, collection of money, and multi-level distribution channel reporting. In addition, the Data Center, which is the heart of the system, is able to provide various Prepaid Services, Interactive Training (via Qxpress Merchant Display), Reports On-Demand and Point of Purchase advertising (via Qxpress Media Display). The combination of the Data Center and the Qxpress terminal not only processes transactions but also provides a suite of information management tools to assist Merchants, Brokers, Carriers and others. Additional services controlled by the Data Center include Data Base management, Custom Reporting, Automated Clearing House (ACH), Carrier Relations and Pin Management.

2.   Support Services:

2.1 WGR shall be responsible for and shall provide appropriate and knowledgeable first-line customer support for the POS System. If WGR is unable to answer a customer inquiry after reasonable efforts, a designated employee of WGR may confer with Q Comm as reasonably necessary during Q Comm's regular business hours, but WGR shall not refer customers directly to Q Comm.

2.2 Technical Support to WGR. Q Comm shall provide WGR with a reasonable amount of telephone and e-mail-based consultation and technical support services. WGR may telephone Q Comm's offices for support during Q Comm's regular business hours, 9:00 a.m. to 5:00 p.m. Mountain Time on weekdays (Monday - Friday), except holidays. After-hours, weekend and holiday support is available via digital pager. Q Comm shall make reasonable endeavours to respond technical support requests and to correct errors, with respect to the most current version of the POS System, within the following time periods:

          Severity Levels:
          i) Severity 1 ("Critical") means an error in the POS System that causes the POS System to be inoperable or unusable for a significant number of Retail Dealers.
          ii) Severity 2 ("Important") means an error in the POS System causing a significant loss of POS System functionality for a significant number of Retail Dealers.
          iii) Severity 3 ("Minor") means all other errors.

          Upon receiving notice of an error, Q Comm will give WGR written acknowledgement of receipt of such notice. Q Comm will use reasonable endeavours to make such acknowledgement as follows:

          i) Severity 1 or 2 - within 1/2 hour during regular business hours and within two (2) hours during off-business hours (for telephone/beeper requests only).
          ii)  Severity 3 - within two (2) business days.

          Q Comm will use reasonable endeavours and, with respect to Severity 1 and 2 errors, begin diligent efforts to provide a temporary or permanent resolution for the error within the following time frames:

          i) Severity 1: within 4 hours of acknowledging receipt of the error.
          ii) Severity 2: within 24 hours of acknowledging receipt of the error.
          iii) Severity 3: at Q Comm's discretion, within 7 days of acknowledging the receipt of the error or in a future release of the POS System.

          WGR agrees to cooperate with Q Comm in providing documentation and information as Q Comm may reasonably request, so that Q Comm can verify and reproduce the reported error.

2.3 Enhancements. From time to time during the Term, Q Comm may make upgrades, enhancements, and modifications (collectively, "Updates") to the POS System to improve and enhance the POS System, as it deems appropriate in its discretion, by adding or improving features and performance and otherwise responding to feedback and requests from WGR, Distributors and Retail Dealers. Q Comm shall make such Updates available to WGR upon commercial release thereof, and such Updates shall be licensed pursuant to the terms of this Agreement.

2.4 On-Site Assistance. Upon WGR's request, Q Comm will furnish qualified personnel for on-site assistance to WGR or Customers to resolve errors. In such event, WGR or the Customer shall pay Q Comm at its then current time and materials rates for the time of required personnel and reimburse Q Comm for reasonable travel and living expenses of such personnel incurred in rendering the requested assistance.

3.       Training.

Q Comm shall provide WGR with a one-day training session with respect to the Q Comm System during the Trial Period, prior to WGR's first distribution of the POS System, at WGR's main offices and upon a mutually agreed-upon date (which shall be concurrent with Q Comm's visit to assist in setting up the data centre and to install its server, as described in Clause 6.1). The parties may agree in writing upon any additional training sessions desired by WGR, with such additional sessions to be provided at WGR's expense.

                                   SCHEDULE 4

                        - Minimum Purchase Requirements -

Minimum purchases by individual country or (as applicable) in groups (defined by group A to H as per schedule 1).

                         Performance Periods
Group    Trial Period    1.     2.      3.      4.      5.      6.      7.

A        10              490    1,200   2,160   3,360
B                        50     300     540     840
C                        200    400     720     1,120
D                        0      300     540     840
E                        300    1,700   3,060   4,760
F                        100    400     720     1,120
G                        0      300     540     840
H                        100    400     720     1,120

Total    10              1,240  5,000   9,000   14,000  20,000  25,000  30,000

Cumulative               1,250  6,250   15,250  29,250  49,250  74,250  104,250

                                   SCHEDULE 5

                         - Non-exclusive Country Groups

Country                                     Group
1. Rumania                                  I
2. Hungary                                  I
3. Slovakia                                 I
4. Latvia                                   I
5. Lithuania                                I
6. Ukraine                                  I
7. Israel                                   I
8. Russia                                   I
9. Denmark                                  G
10. Finland                                 G
11. Norway                                  G
12. Sweden                                  G